SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2001

(March 14, 2001)

WORLD ACCESS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-29782	58-2398004
(State of	(Commission File No.)	(I.R.S. Employer
Incorporation		Identification No.)

945 E. PACES FERRY ROAD, SUITE 2200

ATLANTA, GEORGIA 30326
(Address of principal executive offices, including zip code)

(404) 231-2025

(Registrant’s telephone number, including area code)

Item  5.     Other Events.

      On March 1, 2001, World Access, Inc. announced that it terminated its cash tender offer with respect to its 13.25% Senior Notes due 2008 (the “Notes”). On February 28, 2001, World Access entered into an agreement with the holders of a majority in aggregate principal amount of the Notes (the “Majority Holders”) under which the Majority Holders waived World Access’ obligation to complete the tender offer.

      World Access expects to enter into a consent agreement with the Majority Holders that provides for the complete and irrevocable termination of World Access’ obligations regarding the tender offer. As previously announced in World Access’ press release dated February 15, 2001, World Access expects that the agreement will allow it to retire approximately $70.6 million aggregate principal amount of the Notes, rather than the approximately $161.4 million aggregate principal amount that was to be retired pursuant to World Access’ previously announced tender offer. The agreement would also modify certain covenants in the existing indenture governing the Notes, which would grant World Access greater flexibility in future financing activities. In exchange for the foregoing, World Access estimates that it would pay the noteholders a $10 million consent fee and issue an aggregate of 32 million shares of common stock to the noteholders. It would also issue 16 million shares of common stock into escrow (or warrants to purchase 16 million shares of common stock, exercisable at a nominal price), which would be forfeited under certain circumstances.

      World Access has prepared pro forma financial statements to show the effect of these transactions, which are attached below.

      On February 15, 2001, World Access also announced that it had received a commitment letter from major lending institutions for a revolving credit facility of up to $100 million in borrowing capacity, of which $55 million will be underwritten by the initial participants. The balance of the facility will be contingent upon successful syndication. In addition, World Access announced that it is in discussions with a major vendor and shareholder pursuant to which certain amounts owned by World Access will be converted into a new series of preferred stock that will be convertible into common stock. There can be no assurance that the agreements discussed above will be executed or that the terms of any financing will be acceptable or favorable to World Access or that these initiatives will succeed in insuring that World Access has sufficient liquidity to meet its future obligations.

      On March 14, 2001, World Access announced that it was extending the rescission deadline for investors of TelDaFax AG who tendered their shares to World Access in its December 9, 2000 tender offer. Following discussions with the Securities and Exchange Commission, World Access has elected to extend the rescission period in order to give TelDaFax shareholders sufficient time to consider recent information released by World Access, including the transaction with its noteholders and the following pro forma financial statements. The rescission period will now expire at 4:00 p.m., Frankfurt time, on March 23, 2001.

      This Form 8-K may contain financial projections or other forward-looking statements made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially. These risks include: inability to obtain adequate financing or financing on terms acceptable or favorable to World Access; inability to restructure existing debt obligations; potential inability to identify, complete and integrate acquisitions; difficulties in expanding into new business activities; delays in new service offerings; the potential termination of certain service agreements or the inability to enter into additional service agreements; and other risks described in World Access’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1999, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, as amended, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, its Registration Statements on Forms S-3 (No. 333-79097) and S-4 (No. 333-37750 and 333-44864), and its Report on Form 8-K dated February 21, 2001, all of which risks are incorporated by reference into this Form 8-K.

Pro Forma Financial Information

      The Unaudited Pro Forma Condensed Combined Financial Statements of World Access give effect to the WorldxChange merger, which was completed on December 18, 2000, the currently contemplated TelDaFax transactions and a tentative plan to restructure its debt obligations. On December 14, 2000, the shareholders of World Access approved the TelDaFax transactions.

      The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999 also give effect to:

      •  the FaciliCom acquisition;

      •  the Comm/Net acquisition;

      •  the LDI acquisition; and

      •  the acquisition of 33.03% of TelDaFax

as if each of the acquisitions had occurred on January 1, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000 gives effect to the WorldxChange and TelDaFax acquisitions as if each acquisition had occurred on September 30, 2000. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000 also give effect to the LDI acquisition and the acquisition of 33.03% of TelDaFax as if the acquisitions had occurred on January 1, 1999.

      On June 14, 2000, World Access entered into a definitive agreement pursuant to which it agreed to acquire all of or a majority share in TelDaFax in a series of transactions. TelDaFax is a facilities-based provider of bundled fixed line, wireless, Internet and e-Commerce services to business and residential customers in Germany. On September 21, 2000, World Access acquired a 33.03% interest in TelDaFax held by the Apax funds by issuing World Access common stock at an exchange ratio of 1.025 shares of World Access for each share of TelDaFax. On December 9, 2000, World Access made a tender offer for all of the remaining shares of TelDaFax at an exchange ratio of 1.16. The tender offer expired on February 2, 2001. On February 27, 2001, World Access announced that it was granting the TelDaFax shareholders who had tendered their shares in the tender offer the right to rescind their tenders in order to give these shareholders the opportunity to reconsider their decision to tender in light of information recently released by World Access. The rescission period is scheduled to expire at 4:00 p.m., Frankfurt time, on March 23, 2001. Under the TelDaFax purchase agreement all TelDaFax shares to be acquired were to be exchanged at the exchange ratio of 1.025. On December 5, 2000, World Access increased the exchange ratio offered in the tender offer to 1.16 in order to comply with the German Takeover Code. TelDaFax shares to be acquired from Dr. Klose and A+M will be exchanged at 1.025, as Dr. Klose and A+M waived their rights under the TelDaFax purchase agreement to receive additional shares under the new exchange ratio. The Apax funds also waived their rights under the TelDaFax purchase agreement to receive additional shares under the new exchange ratio. World Access also expects to contribute certain of its German businesses to TelDaFax in exchange for newly issued TelDaFax shares.

      The completion of the tender offer and the contribution of the German businesses is subject to acquisitions by World Access in the transactions of no less than 50.1% of the fully diluted shares outstanding of TelDaFax on a pro forma basis.

      On February 15, 2001, World Access announced a tentative agreement with a majority of the holders of its 13.25% Senior Notes that will allow World Access to retire $70.6 million principal amount of the Notes, rather than the approximately $161.4 million aggregate principal amount that was to be retired pursuant to the previously announced tender offer. In addition to this, World Access also announced the receipt of a commitment letter from a lending institution for a revolving credit facility of up to $100 million in borrowing capacity, of which $55 million would be underwritten by the initial participants. The balance of the facility will be contingent upon successful syndication. In addition, World Access has reached a tentative agreement with a major vendor and shareholder pursuant to which a minimum of $80 million owed by World Access is expected to be converted into a new series of preferred stock, which will be convertible into common stock. All of these arrangements are contingent upon each of them occurring, and therefore, there can be no assurance that the agreements discussed above will be executed or that the terms of any financing will be acceptable or favorable to World Access or that these initiatives will succeed in ensuring that World Access has sufficient liquidity to meet its future obligations.

      The pro forma adjustments are based upon currently available information and upon assumptions that the management of World Access believes are reasonable. Each of the acquisition transactions above has been accounted for using the purchase method of accounting. The adjustments recorded in the Unaudited Pro Forma Condensed Combined Financial Statements represent the preliminary determination of these adjustments based upon available information. The total estimated purchase price of each transaction has been allocated on a preliminary basis to assets and liabilities based on management’s estimate of their fair values. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

      On a combined basis, the networks and operations of all three companies contain redundant switching equipment, facilities and personnel. World Access plans to eliminate these redundant assets and significantly reduce the headcount of the combined company in an effort to realize cost synergies. Implementing this process includes the write-down of switching and transmission equipment taken out of service, the write-off of certain leasehold improvements, establishing provisions for lease commitments remaining on certain facilities with no future use, employee termination benefits and other related costs. To the extent that these items relate to World Access facilities and personnel, World Access will record a restructuring charge in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) and FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. All other costs relate to facilities and personnel of the acquired enterprises, and, accordingly, will be treated as purchase price in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Management expects to implement the process prior to or shortly after consummation of each transaction and anticipates completion within six months after implementation.

      In connection with the Executive Services Management Contract entered into by World Access and WorldxChange on August 1, 2000, World Access management committed to such a consolidation plan. Pursuant to this agreement, World Access began managing the operations and business affairs of WorldxChange as if the WorldxChange merger had occurred as of August 1, 2000. The costs of this restructuring plan was $38.3 million and has been recorded as a restructuring charge by World Access in the third quarter of 2000.

      Consolidation plans remain under development for the TelDaFax integrations. Such plans indicate that consolidation activities associated with the TelDaFax transaction are too preliminary to estimate an impact.

      During the third quarter of 2000, World Access has incurred approximately $35.0 million in additional selling, general and administrative expenses. The major categories of such costs include costs associated with billing system migration issues, re-branding efforts and increases in reserves for doubtful accounts. The first two items relate to the WorldxChange integration. The third item is unrelated to any purchase transactions, but rather results from significant shifts in credit policies applied to existing customers. Management implemented substantially tighter credit policies as a result of market conditions in the telecom industry, particularly the inability of customers to obtain sources of working capital required to remain solvent.

      The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the financial position or the future results of operations or results that might have been achieved if the foregoing acquisition transactions had been consummated as of the indicated dates. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of World Access, LDI, WorldxChange and TelDaFax and the related notes thereto.

WORLD ACCESS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2000
(In thousands)

					Pro Forma
					World Access
	Pro Forma				and
	World		WorldxChange		WorldxChange		TelDaFax
	Access(18)	WorldxChange(1)	Adjustments		Combined	TelDaFax(10)	Adjustments

ASSETS

Cash and equivalents(2(i))	$164,600	$12,123	$—		$176,723	$18,115	$—

Short-term investments	82,249	—	—		82,249	—	—

Restricted cash	17,229	—	—		17,229	—	—

Accounts and notes receivable	226,411	121,399	41,606	(2)	389,416	33,707	—

Prepaid expenses and other current assets	23,333	11,331	—		34,664	21,581	—

Net assets held for sale	42,946	—	—		42,946		—

Total Current Assets	556,768	144,853	41,606		743,227	73,403	—

Property and equipment	130,618	193,257	(6,500	)(2)	264,375	57,144	(24,000	)(11)
			(68,000	)(2)
			15,000	(2)

Goodwill and other intangibles	1,097,251	78,449	(66,383	)(4)	1,756,209	14,080	(10,900	)(13)
			605,592	(2)			78,314	(11)
			41,300	(2)			33,000	(11)

Investment in TelDaFax	64,242	—	—		64,242	—	(64,242	)(11)

Net advances to WorldxChange	54,650	—	(54,650	)(2)	—

Other assets	74,426	3,464	—		77,890	15,066	—

Total Assets	$1,977,955	$420,023	$507,965		$2,905,943	$159,693	$12,172

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$60,017	$204,219	$(14,040	)(6)	$214,464	$6,983	$—
			(35,732	)(2)

Accounts payable	260,994	266,725	(10,403	)(6)	540,004	56,738	—
			22,688	(2)

Other accrued liabilities	167,303	46,148	3,000	(2)	216,451	9,374	5,000	(11)

Total Current Liabilities	488,314	517,092	(34,487)		970,919	73,095	5,000

Long-term debt	247,151	63,082	—		310,233	16,206	—

Other long-term liabilities	3,789	3,162	—		6,951	314	—

Total Liabilities	739,254	583,336	(34,487)		1,288,103	89,615	5,000

Minority interests						685	—

Stockholders’ Equity (Deficit):

Preferred stock	6	30,000	(30,000	)(5)	30	—	—
			24	(15)

Common stock	732	148,056	(148,056	)(5)	1,030	77,359	(77,359	)(14)
			298	(2)			259	(11)

Additional paid in capital	1,539,915	—	336,686	(2)	1,918,732	7,099	(7,099	)(14)
			17,712	(2)			76,099	(11)
			24,419	(6)

Notes receivable from shareholders	—	(1,988)	1,988	(5)	—	—	—

Accumulated other comprehensive loss	(22,671)	(14,243)	14,243	(5)	(22,671)	(343)	343	(14)

Accumulated deficit	(279,281)	(325,138)	325,138	(5)	(279,281)	(14,722)	14,722	(14)
							207	(14)

Total Stockholders’ Equity (Deficit)	1,238,701	(163,313)	542,452		1,617,840	69,393	7,172

Total Liabilities and Stockholders’ Equity	$1,977,955	$420,023	$507,965		$2,905,943	$159,693	$12,172

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Pro Forma		Pro Forma
	World Access,		World Access,
	WorldxChange and		WorldxChange and
	TelDaFax	Debt	TelDaFax including
	Combined	Restructuring(19)(20)	Debt Restructuring

	ASSETS

Cash and equivalents(2(i))	$194,838	$80,000	$274,838

Short-term investments	82,249	—	82,249

Restricted cash	17,229	—	17,229

Accounts and notes receivable	423,123	—	423,123

Prepaid expenses and other current assets	56,245	—	56,245

Net assets held for sale	42,946	—	42,946

Total Current Assets	816,630	80,000	896,630

Property and equipment	297,519	—	297,519

Goodwill and other intangibles	1,870,703	—	1,870,703

Investment in TelDaFax	—	—	—

Net advances to WorldxChange

Other assets	92,956	—	92,956

Total Assets	$3,077,808	$80,000	$3,157,808

	LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$221,447	$—	221,447

Accounts payable	596,742	(80,000)	516,742

Other accrued liabilities	230,825	—	230,825

Total Current Liabilities	1,049,014	(80,000)	969,014

Long-term debt	326,439	89,400	415,839

Other long-term liabilities	7,265	—	7,265

Total Liabilities	1,382,718	9,400	1,392,118

Minority interests	685	—	685

Stockholders’ Equity (Deficit):

Preferred stock	30	1	31

Common stock	1,289	320	1,609

Additional paid in capital	1,994,831	113,695	2,108,526

Notes receivable from shareholders	—	—	—

Accumulated other comprehensive loss	(22,671)	—	(22,671)

Accumulated deficit	(279,074)	(43,416)	(322,490)

Total Stockholders’ Equity (Deficit)	1,694,405	70,600	1,765,005

Total Liabilities and Stockholders’ Equity	$3,077,808	$80,000	$3,157,808

WORLD ACCESS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2000
(In thousands, except per share data)

					Pro Forma
					World Access and
	Pro Forma		WorldxChange		WorldxChange
	World Access(18)	WorldxChange(1)	Adjustments		Combined

Service revenues	$835,339	$372,624	$(73,529	)(7)	$1,134,434

Operating expenses:

Cost of services (exclusive of depreciation and amortization shown separately below)	735,085	320,295	(73,529	)(7)	981,851

Selling, general and administrative	125,497	138,191	—		263,688

Depreciation and amortization	62,788	38,825	16,687	(3)	119,537
			(4,958	)(3)
			6,195	(3)

Expense under WorldxChange management agreement	22,688	—	(22,688	)(2)	—

Restructuring and other special charges	34,326	—	—		34,326

Total operating expenses	980,384	497,311	(78,293)		1,399,402

Operating loss	(145,045)	(124,687)	4,764		(264,968)

Reimbursement from World Access of net losses under management agreement	—	22,688	(22,688	)(2)	—

Interest and other income	25,642	—	—		25,642

Interest and other expense	(43,688)	(26,700)	901	(6)	(69,487)

Loss on investment in TelDaFax	(4,853)	—	—		(4,853)

Foreign exchange loss	(469)	—	—		(469)

Loss from continuing operations before income taxes and minority interests	(168,413)	(128,699)	(17,023)		(314,135)

Provision (benefit) for income taxes	(18,005)	—	(138	)(8)	(18,143)

Loss from continuing operations before minority interest	(150,408)	(128,699)	(16,885)		(295,992)

Minority interest	—	—	—		—

Loss from continuing operations	(150,408)	(128,699)	(16,885)		(295,992)

Preferred stock dividends	(1,907)	(1,898)	—		(3,805)

Loss from continuing operations available to common stockholders	$(152,315)	$(130,597)	$(16,885)		$(299,797)

Loss per common share from continuing operations:

Basic	$(2.57)

Diluted	$(2.57)

Weighted average shares outstanding:

Basic	59,199

Diluted	59,199

[Additional columns below]

[Continued from above table, first column(s) repeated]

				Pro Forma
				World Access,
				WorldxChange
		TelDaFax		and TelDaFax
	TelDaFax(10)	Adjustments		Combined

Service revenues	$224,297	$(3,169	)(15)	$1,355,562

Operating expenses:

Cost of services (exclusive of depreciation and amortization shown separately below)	181,588	(3,169	)(15)	1,161,203

Selling, general and administrative	50,866	—		305,647

Depreciation and amortization	18,012	1,202	(12)	139,665
		(3,600	)(12)
		4,950	(12)

Expense under WorldxChange management agreement	—	—		—

Restructuring and other special charges	—	—		34,326

Total operating expenses	250,466	(617)		1,649,251

Operating loss	(26,169)	(2,552)		(293,689)

Reimbursement from World Access of net losses under management agreement	—	—		—

Interest and other income	1,086	—		26,728

Interest and other expense	(1,141)	—		(70,628)

Loss on investment in TelDaFax	—	4,853	(11)	—

Foreign exchange loss	—	—		(469)

Loss from continuing operations before income taxes and minority interests	(26,224)	2,301		(338,058)

Provision (benefit) for income taxes	(9,923)	(554	)(16)	(28,620)

Loss from continuing operations before minority interest	(16,301)	2,855		(309,438)

Minority interest	980	—		980

Loss from continuing operations	(15,321)	2,855		(308,458)

Preferred stock dividends	—	—		(3,805)

Loss from continuing operations available to common stockholders	$(15,321)	$2,855		$(312,263)

Loss per common share from continuing operations:

Basic				$(2.43	)(9)(17)(19)

Diluted				$(2.43	)(9)(17)(19)

Weighted average shares outstanding:

Basic				128,562	(9)(17)(19)

Diluted				128,562	(9)(17)(19)

WORLD ACCESS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 1999
(In thousands, except per share data)

					Pro Forma
					World Access and
	Pro Forma		WorldxChange		WorldxChange
	World Access(18)	WorldxChange(1)	Adjustments		Combined

Service revenues	$1,019,553	$607,035	$(25,601	)(7)	$1,600,987

Operating expenses:

Cost of services (exclusive of depreciation and amortization shown separately below)	903,325	477,317	(25,601	)(7)	1,355,041

Selling, general and administrative	146,231	193,070	—		339,301

Depreciation and amortization	97,517	43,304	11,539	(3)	154,009
			(6,611	)(3)
			8,260	(3)

Restructuring and other special charges	44,187	—	—		44,187

Total operating expenses	1,191,260	713,691	(12,413)		1,892,538

Operating loss	(171,707)	(106,656)	(13,188)		(291,551)

Interest and other income	10,822	—	—		10,822

Interest and other expense	(58,208)	(25,385)	1,230	(6)	(82,363)

Loss on investment in TelDaFax	(990)	—	—		(990)

Foreign exchange loss	(2,369)	—	—		(2,369)

Loss from continuing operations before income taxes and minority interests	(222,452)	(132,041)	(11,958)		(366,451)

Provision (benefit) for income taxes	(6,999)	—	(172	)(8)	(7,171)

Loss from continuing operations before minority interest	(215,453)	(132,041)	(11,786)		(359,280)

Minority interest	—	1,614	—		1,614

Loss from continuing operations	(215,453)	(130,427)	(11,786)		(357,666)

Preferred stock dividends	(2,461)	(784)	—		(3,245)

Loss from continuing operations available to common stockholders	$(217,914)	$(131,211)	$(11,786)		$(360,911)

Loss per common share from continuing operations:

Basic	$(4.30)

Diluted	$(4.30)

Weighted average shares outstanding:

Basic	50,634

Diluted	50,634

[Additional columns below]

[Continued from above table, first column(s) repeated]

				Pro Forma
				World Access,
		TelDaFax		WorldxChange and
	TelDaFax(10)	Adjustments		TelDaFax Combined

Service revenues	$364,039	$(8,914	)(15)	$1,956,112

Operating expenses:

Cost of services (exclusive of depreciation and amortization shown separately below)	304,810	(8,914	)(15)	1,650,937

Selling, general and administrative	48,758	—		388,059

Depreciation and amortization	18,369	3,311	(12)	177,489
		(4,800	)(12)
		6,600	(12)

Restructuring and other special charges	—	—		44,187

Total operating expenses	371,937	(3,803)		2,260,672

Operating loss	(7,898)	(5,111)		(304,560)

Interest and other income	2,469	—		13,291

Interest and other expense	(2,171)	—		(84,534)

Loss on investment in TelDaFax	—	990	(18)	—

Foreign exchange loss	—	—		(2,369)

Loss from continuing operations before income taxes and minority interests	(7,600)	(4,121)		(378,172)

Provision (benefit) for income taxes	(3,830)	(738	)(16)	(11,739)

Loss from continuing operations before minority interest	(3,770)	(3,383)		(366,433)

Minority interest	774	—		2,388

Loss from continuing operations	(2,996)	(3,383)		(364,045

Preferred stock dividends	—	—		(3,245)

Loss from continuing operations available to common stockholders	$(2,996)	$(3,383)		$(367,290)

Loss per common share from continuing operations:

Basic				$(3.06	)(9)(17)(19)

Diluted				$(3.06	)(9)(17)(19)

Weighted average shares outstanding:

Basic				119,997	(9)(17)(19)

Diluted				119,997	(9)(17)(19)

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

WorldxChange Adjustments

(1)	These columns represent the historical financial position and results of operations of WorldxChange as of and for the nine months ended September 30, 2000 and for the year ended December 31, 1999. As WorldxChange’s fiscal year end is September 30 the following table represents a reconciliation of WorldxChange’s results of operations for its fiscal year ended on September 30, 1999 to the year ended December 31, 1999:

	Historical
	Results for
	Fiscal Year	Exclusion of	Inclusion of
	Ended	Operations	Operations	Year Ended
	September 30,	from 10/1/98-	from 10/1/99-	December 31,
	1999	12/31/98	12/31/99	1999

Revenues	$421,580	$(89,927)	$143,327	$474,980

Cost of services	(328,334)	70,922	(112,545)	(369,957)

Selling, general and administrative	(124,112)	27,952	(43,430)	(139,590)

Depreciation and amortization	(17,705)	3,564	(9,375)	(23,516)

Interest and other expense	(17,531)	4,234	(6,420)	(19,717)

Minority interest	2,251	(637)	—	1,614

Preferred stock dividends	(2)	2	(784)	(784)

Net loss	$(63,853)	$16,110	$(29,227)	$(76,970)

On November 4, 1999, WorldxChange acquired the outstanding shares of certain European subsidiaries of ACC Corp. (“ACC”), a subsidiary of AT&T. The historical results of operations of WorldxChange includes ACC’s results for the two months ended December 31, 1999. The results of ACC for the period from January 1, 1999 to October 31, 1999 have been added to the WorldxChange historical results of operations as follows:

	WxC		WxC
	Year Ended	ACC for	Year Ended
	December 31, 1999	the Period	December 31, 1999
	including	1/1/99 to	including
	2 Months of ACC	10/31/99	12 Months of ACC

Revenues	$474,980	$132,055	$607,035

Cost of services	(369,957)	(107,360)	(477,317)

Selling, general and administrative	(139,590)	(53,480)	(193,070)

Depreciation and amortization	(23,516)	(19,788)	(43,304)

Interest and other expense	(19,717)	(5,668)	(25,385)

Minority interest	1,614	—	1,614

Preferred stock dividends	(784)	—	(784)

Net loss	$(76,970)	$(54,241)	$(131,211)

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The following table represents a reconciliation of WorldxChange’s results of operations for the year ended September 30, 2000 (as shown in the WorldxChange financial statements included in this report) to the results of operations for the nine months ended September 30, 2000:

	Results for the	Exclusion of
	Year Ended	Results for the	Results for the
	September 30,	Three Months Ended	Nine Months Ended
	2000	December 31, 1999	September 30, 2000

Revenues	$515,951	$(143,327)	$372,624

Cost of services	(433,773)	113,478	(320,295)

Restructuring charge	(4,160)	4,160	—

Selling, general and administrative	(181,621)	43,430	(138,191)

Depreciation and amortization	(48,200)	9,375	(38,825)

Reimbursement from World Access of net losses under management agreement	22,688	—	22,688

Interest and other expense	(33,120)	6,420	(26,700)

Preferred stock dividends	(2,682)	784	(1,898)

Net loss applicable to common stockholders	$(164,917)	$34,320	$(130,597)

(2)	The WorldxChange merger will be accounted for under the purchase method of accounting. The total cost to acquire WorldxChange is subject to change, to the extent that the number of shares of WorldxChange capital stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of these changes could be material. The preliminary purchase price and goodwill is currently estimated as follows (in thousands):

Purchase price:

Issuance of World Access common stock(i)	$336,984

Fair value of World Access options issued in exchange for WorldxChange options(ii)	17,712

Net advances from World Access(iii)	54,650

Estimated fees and expenses	3,000

Total estimated purchase price	412,346

Allocation to fair values:

Historical shareholders’ deficit as of September 30, 2000	163,313

Intangible assets(vi)	(41,300)

Eliminate net advances payable to World Access	(54,650)

Adjust assets and liabilities:

Eliminate historical goodwill as of September 30, 2000	66,383

Write-off of PC based switches(iv)	6,500

Write-down of fixed assets to fair value	68,000

Write-up of management information systems to fair value	(15,000)

Preliminary goodwill(v)	$605,592

(i) In accordance with the merger agreement, each share of WorldxChange common stock issued and outstanding shall be converted into the right to receive 0.6583 shares of World

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Access common stock. At September 30, 2000, a total of 29,848,000 shares of World Access common stock were issued in connection with the WorldxChange merger as follows (in thousands, except per share amounts):

WorldxChange common shares outstanding upon the conversion of preferred shares outstanding at September 30, 2000	2,727

WorldxChange common shares outstanding at September 30, 2000	42,614

Total WorldxChange common shares outstanding	45,341

Multiplied by: Exchange ratio	0.6583

Shares of World Access Common Stock assumed to be exchanged	29,848

Multiplied by: Average market price (a)	$11.29

Value of World Access Common Stock exchanged	$336,984

(a)	The average price represents the average market price of World Access common stock for the three trading days prior to and after May 23, 2000, the date economic terms of the merger were amended.

(ii)	As the consummation of the merger occurred after July 1, 2000, we have valued the World Access options using the guidance in FIN 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB opinion No. 25. Under FIN 44, the fair value of vested options issued will be included as part of the purchase price. The fair value of unvested options issued will also be included as part of the purchase price; however, a portion of the intrinsic value (if any) of the unvested options will be allocated to unearned compensation and recognized as compensation cost over the remaining future vesting period. The intrinsic value to be allocated to unearned compensation is not significant and has not been reflected in these pro forma financial statements.

                  In accordance with the merger agreement, each WorldxChange option is to be converted into an option to purchase 0.6583 shares of World Access common stock. At September 30, 2000, WorldxChange had approximately 4.1 million options outstanding; 2.6 million of which were vested and 1.5 million were unvested. The vested and unvested options are convertible to approximately 1.6 million and 1.0 million World Access options respectively, totaling 2.6 million. The fair value of the 1.6 million vested options is $12.7 million computed using the Black-Scholes Option Pricing Model and is included in the purchase price. The fair value of the 1.0 million unvested options is $5.0 million computed using the Black-Scholes Option Pricing Model. The assumptions used in the Black-Scholes model are: dividend yield 0%, volatility 70%, risk free interest rate of 6.43%, and an expected life of three years.

(iii)	As of September 30, 2000, WorldxChange has net advances due to World Access of $91.0 million, which consisted of the following (in thousands):

Net expenses under Management Agreement	$(22,688)

Secured term loan	35,732

Working capital advances	77,957

$91,001

                  On August 1, 2000, WorldxChange entered into an Executive Management Services Agreement (“Management Agreement”) with World Access. Under this agreement,

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

World Access serves as the exclusive agent for WorldxChange to provide all management services required for the operation and management of WorldxChange. World Access has the authority, to the fullest extent permitted by law, to take all actions and make all decisions on behalf of WorldxChange in the operation and management of WorldxChange’s day to day business affairs. This includes the direction and use of and access to WorldxChange’s assets and the power to select, terminate and determine the compensation of the management and employees of WorldxChange. Under this agreement, World Access has also assumed all financial responsibility related to the operations of WorldxChange subsequent to August 1, 2000.

                  As a result of World Access assuming all financial responsibility for WorldxChange, World Access has recorded the net loss incurred by WorldxChange since August 1, 2000 as a single line item, “Expense under WorldxChange Management Agreement”, in its Statement of Operations and recorded a liability to WorldxChange. This item has been presented as part of both company’s operations due to the significant integration that has occurred between the companies.

                  As an integral component of the merger agreement, World Access agreed to provide WorldxChange up to $45.0 million in bridge funds, $35.7 million of which had been advanced as of September 30, 2000.

                  Stockholders holding a majority of the outstanding shares of voting stock of both the World Access and WorldxChange have entered into agreements in which they agreed to vote in favor of the WorldxChange merger. In early August 2000, when it was determined that completion of the WorldxChange merger was highly likely under the voting agreements, World Access began advancing funds to WorldxChange for working capital purposes. As of September 30, 2000, World Access has advanced approximately $41.6 million to WorldxChange.

                  These funds are being used to finance operating losses expected to be incurred by WorldxChange prior to the merger date and to make permanent investments in working capital that are required to support WorldxChange growth. World Access intends to fully forgive these loans, net of the expenses under the management agreement, in connection with the consummation of the merger. As a result, the bridge financing and other advances already funded are being accounted for as additional purchase price, net of the expenses under the management agreement.

(iv)	At September 30, 2000, WorldxChange has PC based switches with net book value of approximately $6.5 million. The merger with World Access would result in these assets becoming idle, hence, the adjustment to write-off these assets in the acquisition. Consequently, depreciation expense is decreased by $722,000 and $542,000 for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. See note 12 for adjustment to depreciation expense.

(v)	The pro forma goodwill is preliminary and subject to change based on a final review of the fair values of WorldxChange’s net assets as of the actual merger date. Upon a final review of the fair value of WorldxChange’s assets and liabilities, it is likely that certain tangible and intangible assets such as international licenses, foreign carrier operating agreements and property and equipment may be recognized at amounts which differ from the amounts estimated in these unaudited pro forma financial statements. Although we do not expect

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

these final adjustments to be significant, they could increase or decrease the depreciation and amortization expense reflected in the unaudited pro forma financial statements.

(vi)	Intangible assets consist of wholesale and retail customer base, management information systems, licenses and interconnection, management and workforce expertise. Amortization is provided using the straight-line method over a 5-year period.

(3)	Amortization of goodwill over an estimated life of 20 years. The pro forma adjustment to goodwill was computed as follows (in thousands):

			Historical
		Pro Forma	Goodwill	Pro Forma
	Goodwill	Amortization	Amortization	Adjustment

WorldxChange — For the nine months ended September 30, 2000	$605,592	$22,710	$(6,023)	$16,687

WorldxChange — For the year ended December 31, 1999	$605,592	$30,280	$(18,741)	$11,539

Depreciation benefit as a result of write-off of impaired assets, write-down of fixed assets to fair value and write-up of management information systems to fair value is arrived at using an estimated life of nine years. The pro forma adjustment to property and equipment was computed as follows (in thousands):

		Pro Forma
	Property and	Depreciation
	Equipment	Adjustment

WorldxChange — for the nine months ended September 30, 2000	$59,500	$(4,958)

WorldxChange — for the year ended December 31, 1999	$59,500	$(6,611)

Amortization of additional intangible assets over an estimated life of 5 years. The pro forma adjustment to intangible assets was computed as follows (in thousands):

		Pro Forma
	Intangible	Amortization
	Assets	Adjustment

WorldxChange — for the nine months ended September 30, 2000	$41,300	$6,195

WorldxChange — for the year ended December 31, 1999	$41,300	$8,260

(4)	Elimination of WorldxChange’s historical goodwill.

(5)	Elimination of WorldxChange’s historical shareholders’ deficit accounts.

(6)	In connection with the consummation of the WorldxChange merger, a vendor of WorldxChange has agreed to convert up to approximately $24.4 million of WorldxChange indebtedness into approximately 24,443 shares of World Access preferred stock. The newly issued preferred stock is convertible at anytime at the option of the holder, into World Access common stock, at a conversion price of $11.50 per share. Any outstanding preferred shares as of December 29, 2003 will be automatically converted into World Access common stock. If these outstanding shares of Preferred Stock are converted into shares of WAXS common stock and the average market price for the ten trading day period ending at the close of trading on December 29, 2003, the Mandatory Conversion Date, (the “Conversion Trading Price”) is less than the Conversion Price in effect on such date (such difference being referred to as the “Shortfall Amount”), then the preferred stockholder shall have the right to receive, at the sole election of World Access, (i) an amount in cash equal to the number of shares of World Access common stock into which the shares of Preferred Stock have been converted, multiplied by the Shortfall Amount (such

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

amount being referred to as the “Make-Whole Dollar Amount”); or (ii) such number of shares of World Access common stock as is obtained by dividing the Make-Whole Dollar Amount by the Conversion Trading Price. The balance sheet adjustment reflects the conversion of approximately $24.4 million accounts payable and debt to preferred stock for the amount of indebtedness outstanding as of September 30, 2000. The adjustments to the pro forma statement of operations are to eliminate the interest expense recorded on the debt included in the historical results.

(7)	Elimination of intercompany carrier service revenues and related costs.

(8)	Adjustment for the additional income tax provision derived from pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from WorldxChange’s net operating losses.

(9)	Represents pro forma weighted average shares for basic and diluted earnings from continuing operations per share. The weighted average shares are computed assuming the issuance of an aggregate of 29,848,000 shares issued to complete the WorldxChange merger. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

TelDaFax Adjustments

(10)	These columns represent the historical financial position and results of operations of TelDaFax as of and for the nine months ended September 30, 2000 and for the year ended December 31, 1999.

The following tables represent the conversion of TelDaFax’s balance sheet as of September 30, 2000 and statements of operations for the nine months and year ended September 30, 2000 and December 31, 1999, respectively, from local currency (DM) into U.S. dollars. The U.S. dollar equivalent was computed by multiplying the deutsche mark balance by 0.4497, the exchange rate as of September 30, 2000 for the balance sheet and by 0.4822 and 0.5435 which represent the average exchange rates for the nine month period and year ended September 30, 2000 and December 31, 1999, respectively.

	TelDaFax		TelDaFax
	September 30,	Exchange	September 30,
	2000	Rate	2000

	(In thousands - DM)		(In thousands - USD)

Cash and equivalents	40,282	0.4497	$18,115

Accounts receivable	74,955	0.4497	33,707

Prepaid expenses and other current assets	47,990	0.4497	21,581

Total current assets	163,227		73,403

Property and equipment, net	127,072	0.4497	57,144

Goodwill	31,310	0.4497	14,080

Other assets	33,503	0.4497	15,066

Total assets	355,112		$159,693

Short-term debt	15,529	0.4497	$6,983

Accounts payable	126,169	0.4497	56,738

Other accrued liabilities	20,845	0.4497	9,374

Total current liabilities	162,543		73,095

Long-term debt	36,039	0.4497	16,206

Other long-term liabilities	699	0.4497	314

Total liabilities	199,281		89,615

Minority interests	1,524	0.4497	685

Stockholders’ Equity (Deficit):

Common stock	172,024	0.4497	77,359

Additional paid in capital	15,787	0.4497	7,099

Accumulated other comprehensive loss	—		(343)

Accumulated deficit	(33,504)	0.4394	(14,722)

Total stockholders’ equity	154,307		69,393

Total liabilities and stockholders’ equity	355,112		$159,693

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

	TelDaFax		TelDaFax
	Nine Months Ended	Exchange	Nine Months Ended
	September 30, 2000	Rate	September 30, 2000

	(In thousands - DM)		(In thousands - USD)

Service revenues	465,153	0.4822	$224,297

Operating expenses:

Cost of services (exclusive of depreciation and amortization shown separately below)	376,582	0.4822	181,588

Selling, general and administrative	105,487	0.4822	50,866

Depreciation and amortization	37,353	0.4822	18,012

Total operating expenses	519,422		250,466

Operating loss	(54,269)		(26,169)

Interest and other income	2,253	0.4822	1,086

Interest expense	(2,367)	0.4822	(1,141)

Loss from continuing operations before income taxes and minority interests	(54,383)		(26,224)

Provision (benefit) for income taxes	(20,578)	0.4822	(9,923)

Loss from continuing operations before minority interests	(33,805)		(16,301)

Minority interests	2,033	0.4822	980

Loss from continuing operations	(31,772)		$(15,321)

       Effective October 1, 1999, TelDaFax acquired a majority interest in the telecommunications equipment distributor Demuth & Dietl Co. Kommunikationselektronik GmbH (D & D). The historical results of operations of TelDaFax for the year ended December 31, 1999 includes D & D results for the three months ended December 31, 1999. The results of D & D for the period from January 1, 1999 to September 30, 1999 have been added to the TelDaFax historical results of operations as follows:

	TelDaFax		TelDaFax		TelDaFax
	Year Ended	D&D for	Year Ended		Year Ended
	December 31, 1999	the Period	December 31, 1999		December 31, 1999
	including 3 Months	January 1, 1999 to	including 12 Months	Exchange	including 12 Months
	of D&D	September 30, 1999	of D&D	Rate	of D&D

		(In thousands - DM)			(In thousands - USD)

Service revenues	611,018	58,787	669,805	0.5435	$364,039

Operating expenses:

Cost of services (exclusive of depreciation and amortization shown separately below)	507,745	53,083	560,828	0.5435	304,810

Selling, general and administrative	84,008	5,703	89,711	0.5435	48,758

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

	TelDaFax		TelDaFax		TelDaFax
	Year Ended	D&D for	Year Ended		Year Ended
	December 31, 1999	the Period	December 31, 1999		December 31, 1999
	including 3 Months	January 1, 1999 to	including 12 Months	Exchange	including 12 Months
	of D&D	September 30, 1999	of D&D	Rate	of D&D

		(In thousands - DM)			(In thousands - USD)

Depreciation and amortization	33,630	168	33,798	0.5435	18,369

Total operating expenses	625,383	58,954	684,337		371,937

Operating loss	(14,365)	(167)	(14,532)		(7,898)

Interest and other income	4,456	86	4,542	0.5435	2,469

Interest expense	(3,692)	(302)	(3,994)	0.5435	(2,171)

Loss from continuing operations before income taxes and minority interests	(13,601)	(383)	(13,984)		(7,600)

Provision (benefit) for income taxes	(7,009)	(37)	(7,046)	0.5435	(3,830)

Loss from continuing operations before minority interest	(6,592)	(346)	(6,938)		(3,770)

Minority interest	1,336	89	1,425	0.5435	774

Loss from continuing operations	(5,256)	(257)	(5,513)		$(2,996)

(11)	The board of directors of World Access has approved a Purchase and Transfer Agreement, dated as of June 14, 2000, under which World Access will acquire shares of TelDaFax stock. Pursuant to the TelDaFax Purchase Agreement, World Access will attempt to acquire 100% of the outstanding shares of TelDaFax in five transactions (collectively referred to as the TelDaFax Purchase):

Purchase of the TelDaFax Shares Owned by the Apax Funds. On September 21, 2000, World Access acquired 11,178,176 shares of TelDaFax held by the funds advised by Apax, except the A+M fund, in exchange for 11,457,631 shares of World Access common stock. The shares held by the Apax funds, excluding the A+M fund represented 33.03% of the outstanding capital stock of TelDaFax. As of December 1, 2000, there were 33,828,600 shares of TelDaFax stock outstanding.

A+M is a fund advised by Apax; however, because World Access intends to purchase the TelDaFax shares of A+M separately pursuant to a put/call arrangement, all references to “Apax funds” exclude A+M unless otherwise noted.

Put/Call Option for Shares of Dr. Klose and A+M. From June 14, 2000 until December 31, 2001, Dr. Klose has the right to sell to World Access all of the outstanding shares of TelDaFax he owns in up to three installments. From July 1, 2002 until December 31, 2002, World Access has the right to buy from Dr. Klose all of the outstanding shares of TelDaFax owned by Dr. Klose at the time World Access exercises its right to purchase. As of December 1, 2000, Dr. Klose owned 2,756,200 shares of TelDaFax stock, equal to 8.15% of the outstanding capital stock of TelDaFax.

From January 1, 2001 until April 30, 2001, A+M has the right to sell to World Access all of the outstanding shares of TelDaFax owned by A+M in one installment. From July 1, 2001 until December 31, 2001, World Access has the right to buy from A+M all of the outstanding shares owned by A+M. As of December 1, 2000, A+M owned 143,492 shares of TelDaFax stock, equal to 0.42% of the outstanding capital stock of TelDaFax.

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The Consideration for the Purchase of TelDaFax Shares of the Apax Funds and Dr. Klose. In exchange for each share of TelDaFax common stock purchased by World Access from A+M and Dr. Klose, World Access will issue a number of shares of World Access common stock determined using an exchange ratio of 1.025. Dr. Klose and A+M waived their rights under the purchase agreement to receive additional shares under the new exchange ratio.

Tender Offer. On December 9, 2000, World Access has made a tender offer for all of the shares of TelDaFax pursuant to which each share of TelDaFax would receive 1.16 shares of World Access common stock. The tender offer expired on February 2, 2001. On February 27, 2001, World Access announced that it was granting the TelDaFax shareholders who had tendered their shares in the tender offer the right to rescind their tenders in order to give these shareholders the opportunity to reconsider their decision to tender in light of information recently released by World Access. The rescission period is scheduled to expire at 4:00 p.m., Frankfurt time, on March 23, 2001. Under the TelDaFax purchase agreement all TelDaFax shares to be acquired were to be exchanged at the exchange ratio of 1.025. On December 5, 2000, World Access increased the exchange ratio offered in the tender offer to 1.16 in order to comply with the German Takeover Code.

Combination of German Businesses of World Access and Business of TelDaFax. Under the TelDaFax contribution agreement, World Access agreed to contribute the German operations of two of its subsidiaries, NETnet Telekommunications, or NETnet Germany and NewTel Communications, to TelDaFax. In exchange, TelDaFax agreed to issue 1,620,334 of its shares to NETnet Germany and 925,905 shares to Newtel. The total TelDaFax shares received for these World Access subsidiaries would represent 7.0% of the outstanding capital stock of TelDaFax.

The TelDaFax Purchase will be accounted for under the purchase method of accounting. The contribution of NETnet Germany and NewTel and the tender offer are all contractually required to close on the same day and the consummation of these transactions is conditioned on World Access obtaining at least 50.1% ownership of the outstanding capital stock of TelDaFax. Although the shares to be acquired from Dr. Klose and A+M may not happen on the same date as the contribution of NETnet Germany and NewTel and the tender offer, it is World Access’ intent to acquire 100% of the outstanding stock of TelDaFax and as such, for purposes of the pro forma financial information, we have assumed World Access acquired 100% of the TelDaFax outstanding stock.

In accordance with EITF 90-13, Accounting for Simultaneous Common Control Mergers, the transfer of NETnet Germany and NewTel to TelDaFax should be accounted for by World Access as a purchase of TelDaFax under APB Opinion 16, Business Combinations. World Access will fair value TelDaFax assets and liabilities to the extent acquired by World Access. World Access will fair value NETnet Germany and NewTel assets and liabilities to the extent NETnet Germany and NewTel are sold to minority shareholders. As the pro forma financial information assumes World Access will acquire 100% of the outstanding capital stock of TelDaFax, all of TelDaFax assets and liabilities will be recorded at fair value and the NETnet Germany and NewTel assets and liabilities will remain at historical cost. Consequently, under this scenario, World Assess would not recognize any gain or loss on the contribution of NETnet Germany and NewTel to TelDaFax.

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The total cost to acquire TelDaFax is subject to change, to the extent that the number of shares of TelDaFax capital stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of these changes could be material. The preliminary purchase price and goodwill is currently estimated as follows (in thousands):

Purchase price:

Acquisition of 33.03% of TelDaFax common stock(i)	$64,449

Issuance of World Access Common Stock (ii)	76,358

Estimated fees and expenses	5,000

Total estimated purchase price	145,807

Allocation to fair values:

Historical shareholders’ equity as of September 30, 2000	(69,393)

Intangible assets (iv)	(33,000)

Adjust assets and liabilities:

Eliminate historical goodwill	10,900

Write down of fixed assets to fair value	24,000

Preliminary goodwill (iii)	$78,314

(i)	On September 21, 2000, World Access purchased all of the outstanding shares of TelDaFax held by the Apax funds, except the A+M fund, in exchange for shares of World Access common stock. The Apax funds, excluding the A+M fund, owned 11,178,176 shares of TelDaFax stock, equal to 33.03% of the outstanding capital stock of TelDaFax. In accordance with the purchase agreement, each share of TelDaFax common stock shall be converted into the right to receive 1.025 shares of World Access Common Stock. The fair value of the World Access common stock is determined as follows (in thousands, except per share amounts):

TelDaFax common shares acquired by World Access	11,178

Multiplied by: Exchange ratio	1.025

Shares of World Access common stock exchanged	11,458

Multiplied by: Average market price(a)	$5.63

Value of World Access common stock exchanged	$64,449

(a)	The average price represents the market price of World Access common stock on September 21, 2000, the date that World Access acquired 33.03% of the outstanding capital stock of TelDaFax.

(ii)	In accordance with the purchase agreement, each share of TelDaFax common stock held by Dr. Klose and A+M shall be converted into the right to receive 1.025 shares of World Access common stock and all TelDaFax common stock subject to the tender offer shall be converted into the right to receive 1.16 shares of World Access common stock and this World Access

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

common stock is assumed to have been issued in connection with the TelDaFax purchase as follows (in thousands, except per share amounts):

           TelDaFax common shares held by:

Dr. Klose and A+M	2,900

Multiplied by: Exchange ratio	1.025

Shares of World Access common stock to be exchanged to Dr. Klose and A+M		2,973

Remaining shares subject to the tender offer	19,751

Multiplied by: Exchange ratio	1.16

Shares of World Access common stock to be exchanged in the tender offer		22,911

Total shares of World Access common stock to be exchanged		25,884

Multiplied by: Average market price(a)		$2.95

Value of World Access common stock exchanged		$76,358

(a)	The average price represents the average market price of World Access common stock for the three trading days prior to and after December 5, 2000, the date the economic terms of the tender offer were amended.

(iii)	The pro forma goodwill is preliminary and subject to change based on a final review of the fair values of TelDaFax’s net assets as of the actual purchase date. Upon a final review of the fair value of TelDaFax’s assets and liabilities, it is likely that certain tangible and intangible assets such as customer lists, trademarks and property and equipment may be recognized at amounts which differ from the amounts estimated in these unaudited pro forma financial statements. Although we do not expect these final adjustments to be significant, they could increase or decrease the amortization and depreciation expense reflected in the unaudited pro forma financial statements.

(iv)	Intangible assets consist of wholesale and retail customer base, licenses and interconnection, management and workforce expertise. Amortization is provided using the straight-line method over a 5-year period.

(12)	Amortization of goodwill over an estimated life of 20 years. The pro forma adjustment to goodwill was computed as follows (in thousands):

			Historical
		Pro Forma	Goodwill	Pro Forma
	Goodwill	Amortization	Amortization	Adjustment

TelDaFax — For the nine months ended September 30, 2000	$78,314	$2,937	$(1,735)	$1,202

TelDaFax — For the year ended December 31, 1999	$78,314	$3,916	$(605)	$3,311

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Depreciation benefit as a result of write-down of fixed assets to fair value is arrived at using an estimated life of 5 years. The pro forma adjustment to property and equipment was computed as follows (in thousands):

		Pro Forma
	Property and	Depreciation
	Equipment	Adjustment

TelDaFax — For the nine months ended September 30, 2000	$24,000	$(3,600)

TelDaFax — For the year ended December 31, 1999	$24,000	$(4,800)

Amortization of additional intangible assets over an estimated life of 5 years. The pro forma adjustment to intangible assets was computed as follows (in thousands):

		Pro Forma
	Intangible	Amortization
	Assets	Adjustment

TelDaFax — For the nine months ended September 30, 2000	$33,000	$4,950

TelDaFax — For the year ended December 31, 1999	$33,000	$6,600

(13)	Elimination of historical goodwill.

(14)	Elimination of historical shareholders’ equity accounts and the $207,000 historical loss related to the investment in TelDaFax reported in the historical results of World Access.

(15)	Elimination of intercompany service revenues and related costs.

(16)	Adjustment to record additional tax provision (benefit) derived from certain pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from TelDaFax’s net operating losses.

(17)	Represents pro forma weighted average shares for basic and diluted earnings from continuing operations per share. The weighted average shares are computed assuming the issuance of an aggregate of 37,342,000 shares issued to complete the TelDaFax purchase. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.

The following represents the pro forma operating loss, net loss and net loss per share assuming World Access acquires a 50.1% majority interest in TelDaFax:

	Operating		Net Loss
	Loss	Net Loss	Per Share

Year ended December 31, 1999	$(302,005)	$(363,606)	$(3.62)

Nine months ended September 30, 2000	$(292,413)	$(303,619)	$(2.79)

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The following represents the pro forma summarized balance sheets as at September 30, 2000 assuming World Access acquires a 50.1% majority interest in TelDaFax:

Current assets	$816,630

Noncurrent assets	2,232,741

Total assets	$3,049,371

Current liabilities	$1,049,014

Noncurrent liabilities	333,704

Minority interests	34,364

Stockholders’ equity	1,632,289

Total liabilities and stockholders’ equity	$3,049,371

Pro Forma World Access

(18)	On December 17, 1999, World Access entered into an Asset Purchase Agreement with Long Distance International, Inc. (“LDI”) whereby it agreed to purchase substantially all of its assets in exchange for World Access Convertible Preferred Stock, Series D, with an Aggregate Liquidation Preference of $185,000,000 (“World Access Preferred”) and the assumption of certain of LDI’s liabilities. At the closing of the transaction, 81% of the World Access Preferred was issued to holders of LDI’s 12 1/4% Senior Notes due 2008 (“Note Holders”), in satisfaction of LDI’s obligations thereunder; 6% of World Access Preferred was issued to NETnet International S.A. (“S.A.”) in satisfaction of LDI’s obligation under an Acquisition Agreement dated October 9, 1998; 3% of the World Access Preferred was issued to LDI to satisfy any remaining obligations; and 10% of the World Access Preferred was deposited into escrow to secure LDI’s indemnification obligations under the Asset Purchase Agreement. Any escrow proceeds not so applied will be allocated 70% to the Note Holders; 20% to S.A. and 10% to LDI.

The Unaudited Pro Forma World Access Condensed Combined Statement of Operations for the year ended December 31, 1999 give effect to our February 2000 acquisition of LDI, our December 1999 merger with FaciliCom and related transactions, and our May 1999 acquisition of Comm/Net as if the acquisitions had been completed on January 1, 1999. The Unaudited Pro Forma World Access Condensed Combined Statement of Operations for the nine months ended September 30, 2000 gives effect to our February 2000 acquisition of LDI as if the acquisition had been completed on January 1, 1999. The unaudited pro forma condensed combined statements of operations, while helpful in illustrating characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

As a result of the FaciliCom merger and the restructuring program initiated by World Access in the fourth quarter of 1999, World Access expects to realize significant operational and financial synergies. These synergies are expected to include cost reductions resulting from traffic routing changes made to take advantage of each company’s least cost routes, elimination of redundant leased line costs, elimination of redundant switching centers and consolidation of administrative functions. World Access currently estimates that these annualized cost savings, which have been excluded from the unaudited pro forma condensed combined statement of operations, will range from $20.0 million to $35.0 million.

WORLD ACCESS, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The unaudited pro forma condensed combined statements of operations are presented for comparative purposes only and are not intended to be indicative of the actual results had these transactions occurred as of the beginning of the period nor does it purport to indicate results which may be attained in the future.

Pro Forma World Access

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2000

	World	Pro Forma		Pro Forma
	Access(A)	Adjustments		World Access

ASSETS

Cash and equivalents	$324,600	$(160,000	)(B)	$164,600

Short-term investments	82,249	—		82,249

Restricted cash	17,229	—		17,229

Accounts and notes receivable	226,411	—		226,411

Prepaid expenses and other current assets	23,333	—		23,333

Net assets held for sale	42,946	—		42,946

Total Current Assets	716,768	(160,000)		556,768

Property and equipment	130,618	—		130,618

Goodwill and other intangibles	1,097,251	—		1,097,251

Investment in TelDaFax	64,242	—		64,242

Net advances to WorldxChange	54,650	—		54,650

Other assets	74,426	—		74,426

Total Assets	$2,137,955	$(160,000)		$1,977,955

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$60,017	$—		$60,017

Accounts payable	260,994	—		260,994

Other accrued liabilities	167,303	—		167,303

Total Current Liabilities	488,314	—		488,314

Long-term debt	407,151	(160,000	)(B)	247,151

Other long-term liabilities	3,789	—		3,789

Total Liabilities	899,254	(160,000)		739,254

Stockholders’ Equity (Deficit):

Preferred Stock	6	—		6

Common stock	732	—		732

Additional paid in capital	1,539,915	—		1,539,915

Accumulated other comprehensive loss	(22,671)	—		(22,671)

Accumulated deficit	(279,281)	—		(279,281)

Total Stockholders’ Equity (Deficit)	1,238,701	—		1,238,701

Total Liabilities and Stockholders’ Equity	$2,137,955	$(160,000)		$1,977,955

Pro Forma World Access

Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2000

	World		Pro Forma		Pro Forma
	Access(A)	LDI(E)	Adjustments		World Access

	(In thousands, except per share data)

Service revenues	$826,660	$8,679	$—		$835,339

Operating expenses:

Cost of carrier services (exclusive of depreciation and amortization shown separately below)	725,060	10,025	—		735,085

Selling, general and administrative	117,405	8,092	—		125,497

Depreciation and amortization	56,331	2,595	1,916	(H)	62,788
			1,946	(H)

Expense under WorldxChange management agreement	22,688	—	—		22,688

Restructuring charge	34,326	—	—		34,326

Total operating expenses	955,810	20,712	3,862		980,384

Operating income (loss)	(129,150)	(12,033)	(3,862)		(145,045)

Interest and other income	21,900	3,742	—		25,642

Interest expense	(42,471)	(6,235)	5,018	(K)	(43,688)

Loss on investment in TelDaFax	—	—	(4,853	)(P)	(4,853)

Foreign exchange gain (loss)	(375)	(94)	—		(469)

Income (loss) from continuing operations before income taxes	(150,096)	(14,620)	(3,697)		(168,413)

Provision (benefit) for income taxes	(19,265)	—	1,260	(L)	(18,005)

Income (loss) from continuing operations	(130,831)	(14,620)	(4,957)		(150,408)

Preferred stock dividends	(1,907)	—	—		(1,907)

Income (loss) from continuing operations available to common stockholders	$(132,738)	$(14,620)	$(4,957)		$(152,315)

Loss per common share from continuing operations:

Basic	$(2.24)				$(2.57	)(O)

Diluted	$(2.24)				$(2.57	)(O)

Weighted average shares outstanding:

Basic	59,199				59,199	(O)

Diluted	59,199				59,199	(O)

Pro Forma World Access

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 1999

	World				Pro Forma		Pro Forma
	Access(A)	FaciliCom(C)	Comm/Net(D)	LDI(E)	Adjustments		World Access

	(In thousands, except per share data)

Carrier service revenues	$501,081	$404,485	$13,868	$117,662	$(17,543	)(G)	$1,019,553

Operating expenses:

Cost of carrier services (exclusive of depreciation and amortization shown separately below)	448,305	364,773	9,923	97,867	(17,543	)(G)	903,325

Selling, general and administrative	28,433	56,652	2,324	58,822	—		146,231

Depreciation and amortization	13,541	27,823	390	20,716	36,229	(H)	97,517
					5,786	(H)
					(6,968	)(I)

Restructuring and other special charges	37,800	—	—	6,387	—		44,187

Total operating expenses	528,079	449,248	12,637	183,792	17,504		1,191,260

Operating income (loss)	(26,998)	(44,763)	1,231	(66,130)	(35,047)		(171,707)

Interest and other income	3,308	3,026	—	4,488	—		10,822

Interest expense	(12,914)	(33,413)	(65)	(33,607)	(8,325	)(J)	(58,208)
					30,116	(K)

Loss on investment in TelDaFax	—	—	—	—	(990	)(P)	(990)

Foreign exchange loss	(620)	(1,749)	—	—	—		(2,369)

Income (loss) from continuing operations before income taxes	(37,224)	(76,899)	1,166	(95,249)	(14,246)		(222,452)

Provision (benefit) for income taxes	(10,126)	(7,335)	264	—	10,198	(L)	(6,999)

Income (loss) from continuing operations	(27,098)	(69,564)	902	(95,249)	(24,444)		(215,453)

Preferred stock dividends	(1,968)	—	—	(2,049)	(493	)(M)	(2,461)
					2,049	(N)

Income (loss) from continuing operations available to common stockholders	$(29,066)	$(69,564)	$902	$(97,298)	$(22,888)		$(217,914)

Loss per common share from continuing operations:

Basic	$(0.78)						$(4.30	)(O)

Diluted	$(0.78)						$(4.30	)(O)

Weighted average shares outstanding:

Basic	37,423						50,634	(O)

Diluted	37,423						50,634	(O)

A.	This column represents the historical financial position and results of operations of World Access. The World Access results of operations for the year ended December 31, 1999 includes the results of Comm/Net from May 1, 1999 and the results of FaciliCom from December 7, 1999. The World Access results of operations for the nine months ended September 30, 2000 include the results of operations of LDI from February 11, 2000.

B.	Under the terms of the Indenture governing World Access’ $300.0 million of 13.25% Senior Notes due 2008, World Access has an obligation to utilize the net cash proceeds from the sale of certain of its equipment businesses to make a one-time tender offer for all or a portion of the 13.25% Senior Notes outstanding. Based on the net cash received to date from the sale of Telco Systems in April 2000, on January 2, 2001 World Access launched a tender for up to $161.4 million aggregate principal amount of its 13.25% Senior Notes. The net cash relates to the $268.6 million cash element of the Telco Systems sales price, less approximately $11.0 million in transaction expenses and $97.0 million of income taxes. The income taxes represents the net cash liability World Access is expected to incur as a result of the gain it will realize on the sale of Telco Systems for federal and state income tax purposes. Income taxes assume a tax basis for Telco Systems of approximately $92.0 million and a combined federal and state tax rate of 40%.

The actual tender price is defined in the Indenture as face value of the Notes, plus accrued and unpaid interest, less the current market value of $15.0 million, or five points, of World Access common stock paid to the note holders as exchange consideration in December 1999. Assuming $5.00 per share as the value of World Access common stock, the tender price would be approximately 98% of face value, plus accrued and unpaid interest. To be conservative, we have included a pro forma adjustment to reflect the potential $160.0 million reduction in cash, excluding any discount, and $160.0 million reduction in long-term debt that will occur if 100% of the tender offer is accepted.

On March 1, 2001, World Access announced that it terminated the tender offer. On February 28, 2001, World Access entered into an agreement with the holders of a majority in aggregate principal amount of the Notes under which these holders waived World Access’ obligation to complete the tender offer. (See Note 19).

Under the Indenture, World Access will also be required to tender for a portion of the 13.25% Senior Notes outstanding as to the extent permitted by the Indenture, retire other qualified indebtedness when it receives additional net cash proceeds from the sale of 9.6 million shares of BATM Advanced Communications stock or from the sale of its NACT business. The BATM shares, which had a value of approximately $82.2 million at September 30, 2000, were received by World Access in connection with the sale of Telco Systems. World Access is contractually restricted from selling or otherwise monetizing these shares until April 5, 2001 without the consent of BATM. Any tender offer related to these two events must be commenced within nine months from the date World Access receives the related cash proceeds. World Access will be required to retire unsubordinated indebtedness or make a tender offer for its 13.25% Senior Notes within nine months from the date World Access receives the related cash proceeds from these two events. Since the amount and timing of this future tender offer is contingent upon future events, no pro forma adjustment to reflect this potential reduction in cash and long-term debt has been included in these pro forma financial statements.

C.	This column represents the historical results of operations of FaciliCom for the period January 1, 1999 to December 6, 1999.

On August 17, 1999 the Company entered into a definitive merger agreement with FaciliCom International, Inc. (“FaciliCom”), a privately owned company that is a facilities-based provider of European and U.S. originated international long-distance voice, data and Internet services. On December 7, 1999, the transaction was completed in its final form whereby FaciliCom merged into the Company (the “FaciliCom Merger”).

In connection with the FaciliCom Merger, the stockholders of FaciliCom received approximately $56.0 million in cash, 369,901 shares of Convertible Preferred Stock, Series C (the “Series C Preferred Stock”), and 495,557 vested options that each may be exercised to acquire one share of the Company’s common stock at an average exercise price of $2.63 per share. In addition, the

Company issued 1,912,500 non-qualified options to purchase Company common stock at an exercise price of $15.00 per share in exchange for substantially all the options held by FaciliCom’s employees. The Series C Preferred Stock, which has a $369.9 million liquidation preference, was valued at $265.5 million based on its estimated market value during the period including the three trading days prior and the three trading days subsequent to August 17, 1999, the date economic terms of the FaciliCom Merger was announced. The stock options were valued at $24.8 million based on the Black-Scholes option valuation model. Included in other liabilities in the table below, is $300.0 million 10 1/2% FaciliCom Series B Senior Notes due 2008 which were exchanged for the Company’s 13.25% Senior Notes due 2008 having an aggregate principal amount of $300.0 million. As consideration for this exchange the Company issued 942,627 shares of its common stock valued at $15.0 million to FaciliCom noteholders.

The Series C Preferred Stock bears no dividend and is convertible into shares of the Company’s common stock at a conversion rate of $20.38 per common share, subject to adjustment in the event of below market issuances of common stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to common stock. If the closing trading price of the Company’s common stock exceeds $20.38 per share for 60 consecutive trading days, the Series C Preferred Stock will automatically convert into common stock. Initially, the holders of the Series C Preferred Stock were entitled to elect four new directors to the Company’s board of directors. Except for the election of directors, the holders of the Series C Preferred Stock vote on an as-converted basis with the holders of the Company’s common stock.

The acquisition of FaciliCom has been accounted for using the purchase method of accounting. Accordingly, the results of FaciliCom’s operations have been included in the accompanying consolidated financial statements from December 7, 1999. The excess of purchase price over the fair value of net assets acquired has been recorded as goodwill and is being amortized over a 20 year period. The following summarizes the allocation of the purchase price (in thousands):

Purchase price:

Cash	$56,000

Preferred stock issued	265,515

Common stock issued	15,000

Stock options issued	24,785

Fees and expenses	15,650

Total purchase price	376,950

Allocation to fair value of net assets:

Current assets	(183,934)

Property and equipment	(116,479)

Intangible assets	(9,206)

Other assets	(1,362)

Current liabilities	207,362

Other liabilities	313,148

Goodwill	$586,479

D.	This column represents the historical results of operations of Comm/Net for the period January 1, 1999 to April 30, 1999.

In May 1999, the Company acquired substantially all the assets and assumed certain liabilities of Comm/Net Holding Corporation and its wholly owned subsidiaries, Enhanced Communications Corporation, Comm/Net Services Corporation and Long Distance Exchange Corporation (Comm/Net Holdings and its wholly owned subsidiaries are collectively referred to herein as “Comm/Net”). Comm/Net, headquartered in Plano, Texas, is a facilities-based provider of wholesale international long distance and wholesale prepaid calling card services, primarily to the Mexican telecommunications markets.

In connection with the acquisition, the Company issued 23,174 shares of 4.25% Cumulative Junior Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), valued at approximately $18.5 million with a $23.2 million liquidation preference, and paid approximately $3.5 million to retire certain Comm/Net notes payable outstanding at the time of acquisition. The Series B Preferred Stock is convertible into shares of the Company’s common stock at a conversion rate of $16.00 per common share, subject to standard anti-dilution adjustments. If the closing trading price of the Company’s common stock exceeds $16.00 per share for 45 consecutive trading days, the Series B Preferred Stock will automatically convert into common stock. Preferred dividends began accruing July 1, 1999 and are payable quarterly. In March 2000, the Series B Preferred Stock was converted into 1,448,373 shares of the Company’s common stock.

The acquisition of Comm/Net has been accounted for under the purchase method of accounting. Accordingly, the results of Comm/Net’s operations have been included in the accompanying consolidated financial statements from May 1, 1999. The excess of purchase price over the fair value of net assets acquired has been recorded as goodwill and is being amortized over a 20 year period. The following summarizes the allocation of the purchase price (in thousands):

Purchase price:

Preferred stock issued	$18,539

Debt paid	3,502

Fees and expenses	800

Total purchase price	22,841

Allocation to fair values of net assets:

Current assets	(7,754)

Property and equipment	(3,351)

Current liabilities	9,609

Other assets and liabilities, net	1,368

Goodwill	$22,713

E.	These columns represents the historical results of operations of LDI. For the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000, the historical results of operations of LDI are for the period January 1, 2000 to February 10, 2000. For the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999, the historical results of operations of LDI are for the period January 1, 1999 to December 31, 1999.

F.	The LDI merger has been accounted for under the purchase method of accounting. Under the terms of the Agreement and Plan of Merger dated as of December 17, 1999, the purchase price was determined as follows (in thousands):

Purchase price:

Issuance of preferred stock (i)	$217,560

Debt forgiven	4,674

Fair value of World Access options issued in exchange for LDI options (ii)	21,731

Fees and expenses	2,000

245,965

Allocation to fair value of net assets:

Cash	(42,476)

Other current assets	(15,447)

Intangible assets	(27,614)

Property and equipment	(17,113)

Other assets	(871)

Current liabilities	80,433

Other liabilities	723

Goodwill	$223,600

(i) World Access management has determined the fair value of the 185,000 shares of Series D Preferred Stock issued as part of the LDI merger consideration to be $217,560 based on its estimated market value during the period including the three trading days prior and the three trading days subsequent to December 17, 1999, the date economic terms of the LDI merger was announced. The Series D Preferred Stock bears no dividend and is convertible into shares of World Access Common Stock at a conversion rate of $18 per common share of World Access Common Stock, subject to adjustment in the event of below market issuances of World Access Common Stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock. If the closing trading price of World Access Common Stock exceeds $18 per share for 60 consecutive trading days, the Series D Preferred Stock will automatically convert into World Access Common Stock.

(ii) Represents the fair value of approximately 1,500,000 options to acquire World Access Common Stock issued in exchange for options outstanding to acquire shares of LDI stock. The fair value has been determined using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield 0%, volatility 70%, risk free interest rate of 6.3% and an expected life of 4 years. The World Access options have an exercise price of $18.50 per share. The holders of the LDI redeemable warrants have agreed to terminate their warrants as part of the closing of the acquisition by World Access.

G.	Elimination of inter-company revenues and related costs.

H.	Amortization of additional goodwill as a result of the FaciliCom, Comm/Net and LDI Acquisitions over an estimated life of 20 years. The additional Resurgens goodwill of $127.4 million is a result of the 7,500,000 shares released from escrow related to the acceleration of the Resurgens earn-out in connection with the FaciliCom Merger. The pro forma adjustment to goodwill was computed as follows (in thousands):

			Historical
		Pro Forma	Goodwill	Pro Forma
	Goodwill	Amortization	Amortization	Adjustments

For the nine months ended September 30, 2000:

LDI	$223,600	$8,385	$(6,469)	$1,916

For the year ended December 31, 1999:

FaciliCom	586,479	29,324	(2,475)	26,849

Resurgens	127,425	6,371	(409)	5,962

LDI	223,600	11,180	(8,210)	2,970

Comm/Net	22,713	1,136	(688)	448

		$48,011	$(11,782)	$36,229

Amortization of additional intangible assets over their estimated useful lives. The pro forma adjustment for intangible asset amortization was computed as follows (in thousands):

	Intangible	Pro Forma	Historical	Pro Forma
	Assets	Amortization	Amortization	Adjustment

For the nine months ended September 30, 2000:

LDI	$27,614	$2,958	$(1,854)	$1,104

FaciliCom	9,206	1,380	(538)	842

	$36,820	$4,338	$(2,392)	$1,946

For the year ended December 31, 1999:

LDI	$27,614	$3,944	$—	$3,944

FaciliCom	9,206	1,842	—	1,842

	$36,820	$5,786	$—	$5,786

I.	Adjustment to depreciation expense for the adjustment to fair values of switching equipment and IRUs at FaciliCom.

J.	Represents the adjustment to interest expense related to the exchange of $300.0 million of FaciliCom notes with a 10.5% coupon for World Access notes with a 13.25% coupon and the amortization of the $15.0 million debt discount related to World Access notes over a period of eight years. The pro forma adjustment to interest expense was computed as follows (in thousands):

Interest expense on World Access notes for eleven months	$(36,438)

Debt issue cost amortization on World Access notes for eleven months	(1,719)

Historical FaciliCom note interest expense	28,875

Historical FaciliCom debt issue cost amortization	957

Net increase in interest expense	$(8,325)

K.	Adjustment to reduce interest expense related to the elimination of LDI indebtedness resulting from the acquisition as follows:

	For the 42 day	For the year
	period ended	ended
	February 11,	December 31,
	2000	1999

Interest expense on LDI’s 12 1/4% Senior Notes	$4,609	$27,656

Amortization of original issue discount on LDI’s 12 1/4% Senior Notes	200	1,202

Amortization of LDI’s 12 1/4% Senior Notes offering costs	157	944

Interest expense on notes payable to the holders of LDI’s 12 1/4% Senior Notes	52	314

Net decrease in interest expense	$5,018	$30,116

L.	Adjustment for the additional tax benefit derived from pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from LDI’s and FaciliCom’s net operating losses.

M.	To increase preferred stock dividends to reflect the Series B preferred stock issued in connection with the Comm/Net acquisition as outstanding for the full period.

N.	To eliminate historical LDI preferred stock dividends and preferred stock and warrant redemption accretion.

O.	Represents pro forma weighted average shares and basic diluted earnings from continuing operations per share for the year ended December 31, 1999. The weighted average shares are computed assuming the issuance of (1) an aggregate of 4,713,128 shares issued for $75.0 million in connection with the private placement of World Access common stock in conjunction with the FaciliCom merger; (2) an aggregate of 942,627 shares issued to the holders of the FaciliCom notes; (3) an aggregate 963,722 shares issued to certain FaciliCom shareholders; and (4) 7,500,000 shares released from escrow related to the acceleration of the Resurgens earn-out in connection with the FaciliCom merger as of January 1, 1999. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.

For the six months ended June 30, 2000, no additional shares of common stock are deemed to be outstanding. Due to the pro forma loss from continuing operations potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common shares would be anti-dilutive.

P.	On September 21, 2000, World Access acquired 33.03% of the outstanding shares of TelDaFax. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1999 and the nine months ended September 30, 2000, give effect to this acquisition as if it had occurred on January 1, 1999. As a result, the following loss from investments have been recognized:

		33.03%	Historical
	TelDaFax	acquisition by	Loss on	Pro Forma
	Net Loss	World Access	Investment	Adjustment

Nine months ended September 30, 2000	$(15,320)	$(5,060)	$207	$(4,853)

Year ended December 31, 1999	(2,996)	(990)	—	(990)

Debt Restructuring

(19)  Senior Noteholder Waiver

On February 15, 2001 World Access, Inc. announced a tentative agreement with a majority of the holders of its 13.25% Senior Notes due 2008 (the “Notes”) that will allow the company to retire approximately $70.6 million aggregate principal amount of the Notes, rather than the approximately $161.4 million aggregate principal amount (see note 18.B.), which was to be retired pursuant to World Access’ previously announced tender offer. In exchange for the foregoing, World Access estimates that it would pay the Noteholders a $10 million consent fee and issue an aggregate of 32 million shares of common stock to the Noteholders. In addition, World Access would also issue 16 million common shares to be held in an escrow account for the potential benefit of the Noteholders. Of the shares held in the escrow account, eight million would be issued to the Noteholders if the Senior Notes remain outstanding on December 31, 2002 and another eight million common shares would be issued to the Noteholders if the Senior Notes are outstanding on December 31, 2003.

For the purposes of these pro-forma financial statements, 32 million shares of World Access Common Stock were assumed issued based upon the closing trading price on NASDAQ on March 12, 2001 for the World Access Common Stock, which was $1.063 per share. The value of the common shares issued of $34,016,000 and the $10 million cash payment will be expensed by World Access when the transaction is completed and has not been reflected in the unaudited pro-forma statement of operation as it is a non-recurring one-time adjustment.

Assuming the issuance of the 32 million shares of common stock to the Noteholders, the unaudited pro-forma condensed combined statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 would reflect loss per common share from continuing operations (both basic and fully diluted) of $2.42 and $1.94, respectively.

(20)  Conversion of Vendor Payables to Equity

World Access has reached a tentative agreement with a major vendor and shareholder pursuant to which a minimum of $80 million of trade payables owed by World Access would be converted into a new series of preferred stock that will be convertible into common stock at $7.50. The agreement is also expected to provide for the potential issuance of additional shares if the World Access common stock does not trade at the $7.50 per share level within a three-year period. As of March 12, 2001, the closing price per share of World Access common stock was $1.063. The balance sheet adjustment reflects the conversion of $80 million from accounts payable to preferred stock and paid in capital for the amount of the conversion.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

WORLD ACCESS, INC.

By:	/s/ BRYAN D. YOKLEY

Bryan D. Yokley
Executive Vice President and Chief Financial Officer

Date: March 14, 2001